Exhibit 99.1

Zymeworks Announces Participation in Upcoming Investor Conferences

Vancouver, British Columbia and Seattle, Washington (August 1, 2022) – Zymeworks Inc. (NYSE: ZYME), a clinical-stage biopharmaceutical company developing next-generation multifunctional biotherapeutics, today announced that management will participate in an upcoming investor conference:

•	Citi’s 17th Annual BioPharma Conference. Zymeworks will participate in one-on-one meetings and management will participate in a fireside chat on September 7th in Boston, MA.

•	2022 Wells Fargo Healthcare Conference. Zymeworks will participate in one-on-one meetings and management will participate in a fireside chat on September 8th in Boston, MA.

•	Morgan Stanley 20th Annual Global Healthcare Conference. Zymeworks will participate in one-on-one meetings on September 13th and 14th in New York, NY.

•

H.C. Wainwright 24th Annual Global Investment Conference. Zymeworks will virtually participate in one-on-one meetings on September 13th and 14th and will make available a pre-recorded presentation on September 12th.

The presentation and fireside chats will be available on Zymeworks’ website at http://ir.zymeworks.com/events-and-presentations.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the discovery, development and commercialization of next-generation multifunctional biotherapeutics. Zymeworks’ suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead clinical candidate, zanidatamab, is a novel Azymetric™ HER2-targeted bispecific antibody currently being evaluated in multiple Phase 1, Phase 2, and pivotal clinical trials globally as a targeted treatment option for patients with solid tumors that express HER2. Zymeworks’ second clinical candidate, zanidatamab zovodotin (ZW49), is a novel bispecific HER2 -targeted antibody-drug conjugate currently in Phase 1 clinical development and combines the unique design and antibody framework of zanidatamab with Zymeworks’ proprietary ZymeLink™ linker and cytotoxin. Zymeworks is also advancing a deep preclinical pipeline in oncology (including immuno-oncology agents) and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through strategic partnerships with global biopharmaceutical companies. For more information on our ongoing clinical trials visit www.zymeworksclinicaltrials.com. For additional information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on Twitter.

Contacts:

Investor Inquiries:

Jack Spinks

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Diana Papove

(604) 678-1388

media@zymeworks.com